Exhibit 3.140
LIMITED LIABILITY COMPANY AGREEMENT
OF
MPT OF TOMBALL, LLC
THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), is made and entered into as of December 1, 2010, by and between MPT OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (hereinafter referred to as the “Sole Member”), and MPT OF TOMBALL, LLC, a Delaware limited liability company (the “Company”).
W I T N E S S E T H:
WHEREAS, the Company was organized on December 1, 2010 pursuant to the Delaware Limited Liability Company Act (the “Act”), as set forth in the Delaware Code, § 18-101 et seq., as the same may be amended from time to time; and
WHEREAS, the parties desire to enter into this Limited Liability Company Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth below, the parties hereby agree as follows:
1. MEMBERSHIP INTERESTS. The Sole Member currently owns one hundred percent (100%) of the percentage interests in the Company.
2. MANAGEMENT BY MEMBERS. Management of the Company shall be vested in its members. The members shall have the exclusive right, power and authority to manage and operate the business and affairs of the Company and to authorize any act or transaction on behalf of the Company. The members may from time to time appoint and delegate authority to act on behalf of the Company to such officers as the members deem appropriate. Any deed, agreement or other instrument, whether or not for apparently carrying on in the usual way the business or affairs of the Company, shall be binding on the Company and may be relied upon by any person or entity which is supplied with such executed deed, agreement or other instrument, if the same is executed on behalf of the Company by a member.
3. INDEMNIFICATION. The Company shall indemnify any person made a party to a proceeding by reason of its status as a current or former member, manager, officer or employee of the Company, or a current or former member, manager, officer or employee of an affiliate of the Company (each an “Indemnitee”), from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Company as set forth in this Agreement in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that: (i) the act or omission of the Indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the Indemnitee actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this Section 3. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the Indemnitee acted in a manner contrary to that specified in this Section 3. Any indemnification pursuant to this Section 3 shall be made only out of the assets of the Company.
The indemnification provided by this Section 3 shall be in addition to any other rights to which an Indemnitee or any other person may be entitled under any agreement, pursuant to any vote of the Members, as a matter of law or otherwise, and shall continue as to an Indemnitee who is no longer a member, manager, officer, employee or otherwise affiliated with the Company.
4. GOVERNING LAW. This Agreement shall be interpreted, construed and enforced in accordance with the Act and the laws of the State of Delaware, without giving effect to its choice of law provisions.
5. ENTIRE AGREEMENT. This Limited Liability Company Agreement constitutes the entire agreement of the parties and supersedes all prior agreements, whether written or oral.
6. AMENDMENTS. No amendments of this Agreement shall be valid unless it is set forth in a writing signed by the members of the Company.
7. SINGLE PURPOSE ENTITY. The Company shall operate as a Single Purpose Entity (as hereinafter defined). For the purpose of this Agreement, the term “Single Purpose Entity” shall mean an entity which (i) exists solely for the purpose (the “Purpose”) of acting as general partner of MPT of Tomball, L.P., a Delaware limited partnership (the “Lessor”) (ii) conducts business only in its own name, (iii) does not engage in any business other than the Purpose, (iv) other than the general partnership interest in the Lessor, it does not hold, directly or indirectly, any ownership interest (legal or equitable) in any entity or any real or personal property, (v) does not have any assets other than those related to its interest in the Lessor and does not have any debt other than as related to or in connection with the Purpose and does not guarantee or otherwise obligate itself with respect to the debts of any other person or entity; provided, however, that, notwithstanding the foregoing, the Company may guarantee or otherwise obligate itself with respect to the debts of any affiliate, (vi) has its own separate books, records and accounts, (vii) holds itself out as being a company separate and apart from any other entity, and (viii) observes limited liability company formalities independent of any other entity.
[Signatures are on the following page.]

IN WITNESS WHEREOF, the parties have executed and delivered this Limited Liability Company Agreement on the date first set forth above.

MPT OPERATING PARTNERSHIP, L.P.
By:	/s/ Emmett E. McLean
Name: Emmett E. McLean
Its: Executive Vice President and COO

MPT OF TOMBALL, LLC BY: MPT OPERATING PARTNERSHIP, L.P. ITS: SOLE MEMBER
By:	/s/ Emmett E. McLean
Name: Emmett E. McLean
Its: Executive Vice President and COO

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